Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-273424, 333-270191, 333-160371, 333-225955, 333-279235, 333-279237 and 333-279238 on Form S-8 and Registration Statement No. 333-283985 on Form S-3 of Columbia Banking System, Inc. of our report dated March 31, 2025, relating to the financial statements of the Amended and Restated Employee Stock Purchase Plan of Columbia Banking System, Inc. appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Delap LLP

Lake Oswego, Oregon
March 31, 2025